UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): August 8, 2017

Kinder Holding Corp.
(Exact Name Of Registrant As Specified In Its Charter)

Commission File No.: 0-55320

Delaware	26-2049376
(State of Incorporation)	(I.R.S. Employer Identification No.)

2275 Huntington Drive, Suite 851, San Marino, CA	91108
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (323) 552-9867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2017, Kinder Holding Corp., a Delaware corporation (the "Registrant") entered into a Share Exchange Agreement (the "Agreement") with Intiva BioPharma Inc., a private Colorado corporation ("BioPharma"). Pursuant to the terms of the Agreement, upon the closing (the "Closing") the Registrant shall issue to the shareholders of BioPharma (the "BioPharma Shareholders") a total of approximately 47,000,000 post-reverse stock-split shares of the Registrant's common stock, par value $0.0001 (the "Post-Reverse Shares"), subject to adjustments based upon the number of BioPharma Shares outstanding at the date of the Closing, at which date BioPharma shall become a wholly-owned subsidiary of the Registrant. The BioPharma Shareholders shall be issued at approximately eight (8) Post-Reverse Shares of the Registrant for each BioPharma Share. The Company and BioPharma acknowledge and agree that the Post-Reverse Shares shall not be issued and the Closing shall not take place until the Registrant files with the SEC "full Form 10 disclosure" regarding BioPharma including audited financial statements of BioPharma, consolidated proforma financial statements and all disclosure required by Regulation S-K.

The Agreement further provides that the Registrant: (i) file a registration statement on Form S-1 for the purpose of registering the Post-Reverse Shares issuable to the BioPharma Shareholders, subject to certain limitations; (ii) file an Information Statement on Schedule 14C with the SEC providing for a reverse split of the Registrant's 22,710,192 presently issued and outstanding shares of common stock on a one-for-six (1:6) basis, among other corporate actions; and (iii) apply for and receive approval from FINRA regarding the corporate actions.

A copy of the Share Exchange Agreement is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
10.1	Share Exchange Agreement between the Registrant and Intiva BioPharma Inc., dated August 8, 2018, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kinder Holding Corp.

By: /s/ Ivo Heiden
Name: Ivo Heiden
Title: Chief Executive Officer

Date: August 8, 2017